UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934
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CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

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Dear CNS Shareholders,

I am assisting Dr. Max A. Schneider and Spenser Segal in distribution of letters meant for shareholders. They will be posted on my web site as well at http://www.leonardjbrandt.com along with other letters received.

Dr. Schneider has been a Medical Advisor to CNS Response for several years and Mr. Segal, a shareholder of many years, is founder/CEO of a private company serving the technology needs of financial advisors.

For your convenience a proxy card is also attached.

/s/ Len Brandt
cell:     612. 384.6362
fax:      949. 743.2785
email:   LenJBrandt@gmail.com
[IMAGE]

from the desk of
Spenser Segal

September 1, 2009

Dear Fellow Shareholders of CNS Response:

I feel that there are two ways I can contribute as we the shareholders of CNS Response receive proxies and decide on who should be the Directors of the Company. One is that I feel I have some expertise to share on corporate governance. The other is that I have some expertise to share on Len Brandt, which is likely not well known.

My background is that I am the founder and CEO of ActiFi, Inc. in Minneapolis. Our customers are large financial services institutions and the financial advisors that guide investments and management of personal financial plans. Len Brandt has been a key advisor to ActiFi and personal advisor for the last 15 years. I know Len very well and I would like to share a few experiences that I have had. I have been involved with the investment industry my entire career, primarily through four companies:

•	Big Charts, Inc. where I was employee #3, which sold to MarketWatch, Inc.

•	VP at Dain Rauscher Pierce where I headed the development of their investor web environment.

•	VP of American Express Financial Services where I headed the e-commerce area

•	CEO of ActiFi, Inc.

Corporate Governance

From my involvement with the investment industry and as a CEO who is a recipient of investment capital, I am confident in my expertise on corporate governance. As it applies here I think I can sum up that expertise in what I consider the golden rule of governance: THE BOARD IS ACCOUNTABLE TO THE CURRENT SHAREHOLDERS.

When shareholders go through all the effort that Len Brandt has gone through to have a shareholders’ meeting, and I see the Board fighting this through condemning press releases and lawsuits, I simply don’t think this Board understands the golden rule. Having recently learned that they have gone so far as to change the bylaws in the middle of this effort to eliminate the right of shareholders to convene a shareholder meeting for electing Directors, I believe they not only misunderstand their own accountability to shareholders but also are demonstrating a lack of respect for shareholders and our right to actively participate in the corporate governance process.

Independent of how educated the incumbent Board of Directors is about this industry, how experienced they are as individual managers, or the business intelligence that they might offer, this Board’s recent actions speak louder than any words. I don’t believe they have exercised the objectivity and sound judgment so key to achieving good governance, which we as shareholders most certainly have a right to expect from a Board of Directors.

from the desk of
Spenser Segal

Len Brandt

I think I can sum up the most relevant knowledge in a single experience with Len.

When Len was doing some consulting work, I asked if he’d like to partner up in trying to help a software engineer license his technology in website aggregation. He said sure, and we agreed to be 50/50 partners. I knew the industry and would try to find a home for this technology, and Len knew how to complete a deal.

As it turned out, I only had to make one phone call, explain the innovation to the right person at the right place, and we had a good home for it. Now it was Len’s turn to negotiate this deal, which had many components to it.

While little work was required of me on the deal, Len — on the other hand — did a mountain of it. He created a sense of competitive interest; he negotiated all of the points and kept the entrepreneur comfortable. It was a very complicated deal because the technology was only a prototype of capability and the engineer was going to contract to complete the work. As the deal was a creative one, there was a lot of negotiation and a lot of documents. I couldn’t believe how much work he had to do. I’d have to say he put in 50x the time that I did. But the deal got done and for far more than we had ever expected. We couldn’t have been happier.

Somewhere towards the end, I was feeling a little guilty. Len had done all this work, and as it turned out, I didn’t need to do much other than make an introduction. It didn’t really seem fair, so I thought that maybe we should talk about it. He didn’t. He felt that a deal was a deal. He made his bargain, or his commitment, and it never even crossed his mind that he should bring this subject up. To me, these actions spoke louder than any words I have ever heard on integrity.

So, people can always have different views, be working with different facts and come to different conclusions. That happens. But as a shareholder, I can tell you that I never ever have had to wonder about the integrity of the leadership at CNS Response while Len was there. Now Len is worried about this, and the Board’s recent actions speak louder than anything he might say.

I am concerned about the significant shareholder dilution that could occur at the hands of the current directors and I encourage all shareholders to support Len and these changes in Directors now through the upcoming proxy vote.

Sincerely,

/s/ Spenser Segal